Exhibit 99.2

TWMC - Q2 2019 Trans World Entertainment Corp Earnings Call

PARTICIPANTS

Edwin J. Sapienza Trans World Entertainment Corporation - CFO & Secretary

Michael Feurer Trans World Entertainment Corporation - CEO & Director

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to your Trans World Entertainment Second Quarter 2019 Results Conference call. (Operator

Instructions) At this time, it is my pleasure to turn the floor over to Mike Feurer, CEO of Trans World Entertainment. Sir, the floor is yours.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thank you, Christie. It’s Mike Feurer, CEO of Trans World Entertainment Corporation.

For the fye segments, comparable store sales decreased 1.2% compared to the second quarter of last year, aided by a strong 9.6% positive comp increase in our lifestyle categories. Our customers continue to respond positively to our exclusive, unique and engaging merchandise point of view.

In the etailz segment, we saw the benefit of the performance improvement initiatives begun in the fourth quarter of 2018, highlighted by improved gross margins, lower SG&A expenses, improved supply chain efficiency and operating process improvements. And again, this serves as a great foundation for our new etailz CEO, Kunal Chopra. We look forward to Kunal capitalizing upon etailz’s position and opportunity as a proven leader in marketplace selling, service and expertise. As a result of the etailz’s initiatives and disciplined inventory management in the fye segment, we were able to reduce cash used in operations by over $17.9 million for the first half as compared to the first half of last year. And again, now Ed will take you through financial highlights for the second quarter and first half.

Edwin J. Sapienza - Trans World Entertainment Corporation - CFO & Secretary

Thank you Mike. Good morning.

Consolidated revenue for the quarter was $76 million compared to $102.2 million for the same period last year. In the fye segment, comparable store sales decreased 1.2% compared to last year as a comp increase of 9.6% in our lifestyle categories was offset by declines in electronics and media. Comp revenue and electronics category decreased 0.1%. Lifestyle and electronics categories represented 58% of revenue for the second quarter as compared to 53% last year. Media category comp sales declined 12.8% for the quarter and represented 42% of the fye segment sales compared to 47% last year.

Music sales were down 7.8%. We continue to see strong sales of K-pop merchandise. Video sales were down 16.1% due to the underperformance of new releases impacted by soft theatrical releases, a headwind that will continue to influence this category in the second half of the year. In the etailz segment, revenue for the second quarter was $34.3 million as compared to $51.6 million during the comparable second quarter last year. The decline in revenue was due to the planned vendor remediation and rationalization initiative. Rationalization and remediation activities included eliminating and transitioning unprofitable vendors and improving vendor relationships through negotiations focused on improvements to gross margins and supply chain efficiency.\

Consolidated gross profit for the quarter was $25.1 million or 33% compared to $32.2 million or 31.5% last year. In the fye segment, gross margin rate was 40.8%, the same level as last year. In the etailz segment, gross profit for the second quarter was $8.1 million or 23.7% of revenue versus $11.5 million or 22.3% last year. Consolidated SG&A expenses for the quarter were $31.5 million or 41.4% of revenue compared to $38.2 million or 37.4% last year.

In the fye segment, SG&A expenses decreased $3 million or 11.7% to $23.1 million.

In the etailz segment, SG&A expenses for the second quarter were $8.4 million compared to $12.1 million for the same period last year. The decline in SG&A expenses was due to expense reduction initiatives implemented in the fourth quarter of 2018.

Consolidated operating loss for the quarter narrowed to $7.4 million compared to an operating loss of $9.4 million last year. The fye segment recorded an operating loss of $6.7 million compared to an operating loss of $6.6 million last year. Etailz adjusted operating loss narrowed to $500,000 as compared to $700,000 last year as an improvement in gross margin and reductions in SG&A expenses offset the sales decline.

Through the second quarter, our net loss was $8.1 million or $4.48 per share as compared to a net loss of $15.9 million or $8.77 per diluted share in the second quarter of 2018. On August 15, the company effected a 1 for 20 reverse stock split of its common stock. All earnings per share information have been retroactively adjusted to reflect the reverse stock split.

Consolidated adjusted EBITDA for the second quarter was a loss of $6.3 million as compared to a loss of $6 million last year.

Now let me touch on our results for the first half of the year. Consolidated revenue for the first half was $156.2 million compared to $198.8 million for the same period last year.

Operating loss for the first half was $15 million compared to an operating loss of $17.5 million last year.

Consolidated net loss was $15.9 million or $8.77 per diluted share for the first half compared to a net loss of $17.7 million or $9.73 per diluted share for the same period last year. Consolidated adjusted EBITDA was a loss of $12.9 million for the first half compared to a loss of $10.8 million last year.

Outstanding borrowings under our credit facility at the end of the second quarter were $12.1 million compared to $6.3 million at the end of the second quarter last year. As of August 3, 2019, $16.1 million was available for borrowing.

Cash, cash equivalents and restricted cash at the end of second quarter were $10 million compared to $15 million last year.

Consolidated inventory was $90 million at the end of the second quarter versus $115 million at the end of the second quarter last year.

In the etailz segment, inventory was $20 million versus $31 million last year, a decline of 35%.

In the fye segment, inventory was $61 per square foot at the end of the second quarter versus $62 per square foot last year, a 2% decrease. We ended the quarter with 206 stores and 1.1 million square feet in operation versus last year’s 241 stores and 1.3 million square feet. Now I’ll turn it back over to Mike.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Okay. Thanks, Ed. In the fye segment, we continue to see progress from our ongoing efforts to provide a merchandise point of view based on unique, relevant, collaborative as well as exclusive merchandise with our vendor partners. Etailz represents a top marketplace retailer at scale. Our recent initiatives and long-term strategic plan are focused on strengthening the core business and improving profitability, which will be used to fund growth initiatives and innovation for the future. I’d like to thank you for your time again today. And we look forward to talking to you about our third quarter 2019 results in November.

Operator

Thank you very much, Mike. And that does conclude today’s teleconference. We appreciate your participation. You may disconnect your lines at this time, and have a wonderful day.